EXHIBIT 10.11

                             BETA-SITE AGREEMENT

THIS AGREEMENT, made as of the last date indicated below (hereinafter "Effective Date"), by and between InterDigital Communications Corporation, a Company, having offices located at 781 Third Avenue, King of Prussia, PA, 19406-1409 (hereinafter "IDC"), and Worldwide Wireless Corporation, Inc., having offices at 6 East 43rd St., New York, N.Y., 10017 (hereinafter "WWW");

WHEREAS IDC is in the process of commercializing a wireless local loop equipment ("TrueLink(TM) ") based upon IDC's proprietary Broadband Code Division Multiple Access(TM) (B-CDMA(TM)) wireless communications technology product;

WHEREAS IDC is desirous of deploying initial commercial TrueLink(TM) equipment at a site in the United States;

WHEREAS WWW is in the business of operating wireless CATV networks, including various service territories located in Vermont and desires to expand the scope of services to include wireless voice and other services provided by TrueLink(TM);

WHEREAS WWW is desirous of acquiring such TrueLink(TM) equipment for use in the Vermont Beta-Site (as hereinafter defined); and

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth IDC and WWW covenant and agree as follows:

1.0 - DEFINITIONS In addition to the definitions in SCHEDULE-A (TECHNICAL SPECIFICATION) and SCHEDULE-B, IDC's standard Terms and Conditions sheet (Terms and Conditions), both of which are incorporated herein, the following terms and conditions shall apply:

      "TrueLink(TM) equipment" shall mean a broadband code division multiple access wireless local loop product (including base stations and subscriber units) as embodied in the technical specifications identified in "SCHEDULE - A" attached hereto and made a part hereof, or as modified from time to time according to the terms of this Agreement.

      "INTELLECTUAL PROPERTY RIGHTS" shall mean the legally recognized and enforceable ability to prohibit others from making, having made, using or selling ideas, articles of manufacture or methods for use of articles of manufacture, embodying B-CDMA Wireless Local Loop Product including PATENTS, COPYRIGHTS, KNOW-HOW and TRADE SECRETS.

      "BETA-SITE" shall mean a location in Vermont, mutually agreeable to IDC and WWW where the "TrueLink(TM) " equipment is to be installed and which is suitable for providing subscriber service to the surrounding area.

      "Vendor" when referred to in SCHEDULE-B shall mean IDC.

      "Purchaser" when referred to in SCHEDULE-B shall mean WWW.

      "Material Breach" small mean those conditions as defined herein and any other condition which substantially impairs the value of this Agreement to the non-aggrieved party.

      "MMDS" - Multichannel Multipoint Distribution Service. Two sets of four channels, commonly referred to as "Wireless Cable".

2.0 - OBLIGATIONS OF IDC IDC agrees, subject to WWW's obligations hereunder, to supply to WWW and WWW agrees to purchase from IDC, TrueLink(TM) equipment for the purpose of providing, from a base station location, wireless services (as specified according to SCHEDULE - A) pursuant to a joint effort between IDC and WWW as part of what is hereinafter referred to as a Beta-Site effort capable of supporting up to ***** numbers of lines when fully loaded, in a post Beta operative mode, as these terms is used in the industry;

      IDC agrees to cooperate with and jointly decide upon, with WWW, a suitable site for the Beta-Site effort and appropriate specific use of the TrueLink(TM) equipment;

      IDC agrees to provide all reasonably necessary and appropriate installation services with respect to the TrueLink(TM) equipment;

      IDC agrees to provide all reasonably necessary and appropriate propagation services utilizing the coordination and other relevant information to be supplied by WWW;

      IDC agrees, subject to receipt of WWW's payments provided hereunder, to provide an extended limited warranty (as recited in SCHEDULE-B) covering maintenance and operation the TrueLink(TM) equipment and Software therein, commencing upon final Acceptance of the operation of the TrueLink(TM) equipment and for an additional period of six (6) months beyond the warranty period of SCHEDULE-B. Thereafter IDC agrees to provide maintenance for the TrueLink(TM) equipment and Software according to IDC's then usual and customary pricing, terms and conditions.

3.0 - OBLIGATIONS OF WWW Purchase Price. WWW shall pay IDC as the purchase price(s) for the TrueLink(TM) equipment, including all services provided by IDC herein, as follows:

      $1,500.00 for each FSU, as described in SCHEDULE - A;

      $80,000.00 for all infrastructure equipment necessary to accommodate up to ten (10) FSU's, as described in SCHEDULE - A; and thereafter in order to increase the subscriber capability of the TrueLink(TM) equipment to be provided;

      An additional $70,000.00 for all infrastructure equipment necessary to accommodate FSU's units eleven (11) through one hundred (100), as described in SCHEDULE - A; and thereafter in order to increase the subscriber capability of the TrueLink(TM) equipment to be provided;

      An additional $100,000.00 for all infrastructure equipment necessary to accommodate FSU's units one hundred one (101) through five hundred (500), as described in SCHEDULE - A

      Payment for such amounts shall be as follows:

            20% upon initial shipment of each piece or component of the TrueLink(TM) equipment by or on behalf of IDC;

            30% upon substantial completion of installation of the associated piece or component of the TrueLink(TM) equipment by or on behalf of IDC;

            The remainder of 50% upon final acceptance of the associated piece or component of the TrueLink(TM) equipment as determined according to the specifications in SCHEDULE - A

      IDC will provide all services specified and required herein for an amount, in addition to the equipment amounts specified above, which is estimated as not exceeding $60,000.00, payable as follows:

      $600.00 per man-day, to be billed by IDC according to IDC's usual and customary billing practices.

      Travel costs associated with such services, are not included in such services amount of $60,000.00, but shall be reimbursed in full to IDC on an actual disbursement basis, plus 5%, billed and payable in the same fashion as services above.

      Transportation. All transportation and shipping costs for the TrueLink(TM) equipment will be shipped according to IDC's usual and customary practices.

      Test and Design Support. WWW agrees to utilization of and cooperation with IDC of the Beta Test site for full design and equipment verification of all TrueLink(TM) equipment supplied by IDC.

      Provide Required Access WWW shall arrange for IDC and its subcontractors to have access to all reasonably necessary WWW facilities, and to the extent necessary subscriber's premises as required for the performance of this Agreement.

      Information and Data WWW shall make available to IDC upon request such information and data (such as, but not necessarily limited to: reports, studies, documents, records, plans, surveys, photographs, drawings, etc.) as are available to it and as required for the performance of this Contract.

      WWW Furnished Facilities and Equipment

      WWW shall provide all required building space, including rehabilitation and modifications as necessary, outside plant systems, and commercial power as may be necessary or are set forth in the Technical Specifications in SCHEDULE-A.

      The delivery, installation, Hand Over and/or acceptance test dates or schedule ("delivery dates"), as determined in SCHEDULE-A required of IDC under this Agreement are based upon the expectation that WWW shall perform, on a timely basis, its obligations under this Agreement and that WWW furnished facilities and TrueLink(TM) equipment set forth in this Agreement are suitable for its intended use and will be available to IDC as required in this Agreement, or, if not so stated, in sufficient time to enable IDC to meet such delivery dates. In the event that support services or property are not delivered to IDC by such time or times, WWW shall, upon timely written request made by IDC, make a determination of the delay, if any, occasioned IDC thereby, and shall equitably adjust the delivery date and any other contractual provision affected by any such delay, in accordance with the procedures provided for in this Agreement. In the event the facilities are, as made available to IDC, in a condition not suitable for the intended use, IDC shall, upon receipt thereof, notify WWW of such fact and , as directed by WWW and at WWW's expense, effect repair or modification, in accordance with this Agreement. Failure by WWW to render or authorize WWW to render such facilities as suitable shall be deemed a Material Breach of this Agreement.

4.0 - COORDINATION & TIME FOR PERFORMANCE  Technical Liaison.  Within ten
(10) days of the effective date of this Agreement, WWW and IDC agree to each appoint a individual Technical Liaison ("Liaison") who shall act as intermediaries for their respective companies. Each Liaison shall be responsible for coordinating the exchange of all information, providing formal review and approval of that companies technical obligations hereunder. All technical or technically coordinated issues must be approved in writing by each Liaison in order to be effective.

      Site Selection. WWW and IDC agree to mutually select and each Liaison shall approve an appropriate geographical location for installation of the TrueLink(TM) equipment utilizing the mapping capabilities and related information and assistance supplied by IDC and other relevant criteria as defined in SCHEDULE - A within _____days of the effective date of this Agreement.

      Engineering Design & Specifications. Within _____days of the effective date of this Agreement WWW and IDC agree to draft an appropriate Engineering Design & Specification Document suitable to the Beta-Site and consistent with the specifications of TrueLink(TM), and addressing relevant technical issues such as protocols, equipment characteristics, power and the like and when finalized and approved by each Liaison shall become a part of SCHEDULE - A hereto. Such Engineering Design & Specifications shall address and include, in addition to TrueLink(TM) equipment operating and performance characteristics :

      Testing (Partial & Full Loading), including testing schedules, test parameters and the like;

      B-CDMA TrueLink(TM) Equipment Acceptance criteria; and

      Commercial Availability which shall be upon successful TrueLink(TM) equipment design, installation, testing and acceptance.

      ACCEPTANCE The TrueLink(TM) equipment shall be considered complete and ready for Acceptance tests pursuant to IDC's relevant Installation Verification Test Procedure ("IVTP") when the network base station of the TrueLink(TM) equipment is, in IDC's judgement, in working order.

      IDC shall inform WWW in writing of the completion and readiness for Acceptance testing of the TrueLink(TM) equipment at least one (1) week in advance of the scheduled testing. The IVTP shall be conducted by IDC for a period of time as mutually determined in SCHEDULE-A. IDC shall promptly correct any substantive defect for which it may be responsible.

      Upon successful completion of an IVTP for the TrueLink(TM) equipment, a certificate of Acceptance shall be issued by WWW within two (2) weeks therefrom. If WWW does not issue the certificate of Acceptance within said period, the Acceptance shall be deemed to have been made on the date IDC informed WWW that the TrueLink(TM) equipment is ready for Acceptance tests, and IDC may execute such certificate on WWW's behalf. In addition, if WWW puts the TrueLink(TM) equipment into commercial operation before Acceptance without IDC's consent, the Acceptance certificate shall be deemed to have been issued by WWW as of the time commercial operations commenced, and IDC may execute such certificate on WWW's behalf.

5.0 - INDEPENDENT RELATIONSHIP IDC and WWW are independent entities and neither is the agent or representative of the other. Neither is authorized to enter into any agreements to bind the other. The commercial relationship between IDC and WWW shall remain that of seller and purchaser and nothing herein shall create or imply any partnership, franchise, employment or otherwise.

6.O - EXCHANGE AND RESTRICTION OF INFORMATION WWW shall not use for any purpose other than implementation of this Agreement any portion of the CONFIDENTIAL INFORMATION or TRADE SECRETS supplied by or garnered from IDC hereunder or any patent, trademark, or other INTELLECTUAL PROPERTY RIGHTS of IDC nor copy any IDC designs of any IDC products, including but not limited to the TrueLink(TM) equipment. Acknowledging that the damages sustainable by IDC as a consequence of any breach of WWW's obligations under this Section may be difficult to measure in monetary terms, WWW hereby agrees that IDC shall be entitled (1) to have the continuation of any such breach permanently enjoined and (2) to an award of exemplary damages in an appropriate amount determined by arbitration as provided herein.

      It is understood and acknowledged by WWW that during the course of this Agreement, WWW will be exposed to and may receive CONFIDENTIAL INFORMATION and/or TRADE SECRETS from IDC. Accordingly, IDC agrees to make known to WWW, and WWW agrees to receive CONFIDENTIAL INFORMATION only for the purposes allowed by and consistent with this Agreement and subject to SCHEDULE-B.

      Upon the expiration or termination of the Agreement, unless otherwise agreed between the parties, WWW shall promptly return to IDC all proprietary information furnished hereunder together except for those necessary for the use, operation and maintenance of the TrueLink(TM) equipment.

      Any material or substantive change to any documents or manuals provided by IDC requires the prior written approval of IDC.

7.0 - DISCLOSURE OF INFORMATION TO IDC WWW shall promptly disclose to IDC the details of any and all authorized modifications, changes, or improvements in and to said TrueLink(TM) equipment. All unauthorized modifications, changes, or improvements in and to said TrueLink(TM) equipment shall from that point forward void all warranties provided herein. This clause shall survive termination of this Agreement.

8.0 - INTELLECTUAL PROPERTY RIGHTS WWW agrees to assign to IDC all INTELLECTUAL PROPERTY RIGHTS from any modifications, changes or improvements by WWW, whether authorized or not, or any of its employees or subcontractors thereto, developed during the course of this Agreement or as a result of WWW's use of the TrueLink(TM) equipment. WWW agrees to assist IDC in perfecting such rights and warrants that its employees and/or subcontractors are contractually and legally required to assign such rights to or on behalf of WWW. IDC agrees to grant back to WWW personally, a perpetual, royalty-free, non-exclusive, non-transferable, non-assignable license to use INTELLECTUAL PROPERTY RIGHTS only on the TrueLink(TM) equipment under this Agreement.

9.0 - COMPLIANCE WITH LAWS Compliance. Both parties herein shall comply with all applicable federal, provincial and local laws, ordinances and regulations in connections with their performance of this Agreement.

      Licenses, Permits etc. All licenses, permits, government approvals, customs duties, and any other documents or payments, which are required to be executed and paid in connection with the lawful use, shipment to, and installation of the TrueLink(TM) equipment at the Selected Site, shall be obtained and paid for by WWW.

      WWW acknowledges, represents and warrants that they have obtained all usual and necessary licenses to operate the TrueLink(TM) equipment which specifically include frequency and bandwidth allocation and usage permits and/or licenses with respect to the TrueLink(TM) equipment.

10.0 - TIME TO CURE Upon the occurrence of a Material Breach, the non-breaching party shall send Notice to the breaching party, stating with particularity the nature of such breach and, if appropriate, a suggested remedy. In the event that the breaching party fails to correct or cure any material breach under this Agreement within sixty (60) calendar days after receipt by the other party of a written notice from such party specifying such breach, the non-breaching party shall send Notice to the breaching party of that parties failure to cure, stating such reasons with particularity. As a result thereof the non-breaching party, may at its discretion, deem the contract to be breached and entitled to and pursue relief as provided for in this Agreement.

11.0 - ASSIGNMENT OR SALE Acquisition, Assignment or Sale. With the exception of a contemplated Initial Public Offering by WWW, WWW shall not sell, assign, delegate, or otherwise transfer any of its rights or obligations hereunder without the prior written consent of IDC. Any such attempted sale, assignment, delegation or transfer in contravention of the terms of this Agreement shall be void and of no effect.

12.0 TERMINATION Rights of Parties on Termination. The following provisions shall apply on the termination of this Agreement.

      All indebtedness of WWW to IDC shall become immediately due and payable without further notice or demand, which is hereby expressly waived, and IDC shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of such obligations.

      WWW shall remove from its property and immediately discontinue all use, directly or indirectly, of trademarks, designs, and markings owned or controlled, now or hereafter, by IDC, or of any word, title, expression, trademark, design, or marking that, in the opinion of IDC, is confusingly similar thereto.

      IDC shall have no obligation to repurchase or to credit WWW for its TrueLink(TM) equipment and/or inventory of the TrueLink(TM) equipment at the time of termination of this Agreement. IDC may, at its sole option and without any obligation whatsoever to do so, repurchase from WWW, without WWW's consent, the TrueLink(TM) equipment at IDC's price to WWW, less costs and expenses incurred by IDC to that point.

      If the period of non-performance or delay due to Force Majeure shall exceed ninety (90) days from the giving of notice pursuant to this Agreement then both parties shall meet to consult and agree on the necessary arrangements for the further implementation of the Contract. In case no mutual agreement is reached, then either party may, following the giving of thirty (30) days notice to the other, terminate the Contract. In the event of such termination, IDC shall be paid by WWW for all work undertaken. In addition, the settlement of any other expense that IDC may have incurred in relation to termination of this Contract by WWW pursuant to this Clause shall be subject to negotiation by the parties. In case the parties fail to come to an agreement, the matter shall be settled through arbitration as provided for in this Agreement.

      Termination for WWW's Default

      IDC may, upon fifteen (15) days prior written notice, terminate this Contract if WWW:

      (a) should be adjudged bankrupt;

      (b) should make a general assignment for the benefit of its creditors;

      (c) should have a receiver appointed on account of its insolvency; or

      (d) should have an attachment made upon its properties and it is not vacated or the claim otherwise secured within fifteen (15) days thereafter.

      If WWW cures or commences cure, and diligently prosecutes the same to completion, a default during the fifteen (15) day notice period, IDC shall not terminate this Contract.

      If this Contract is terminated as provided for immediately above, IDC may require WWW to accept title and delivery by IDC in the manner and to the place directed by WWW (i) any completed supplies, and (ii) such manufacturing materials as IDC has specifically acquired for the performance of this Contract; and WWW shall, upon direction of IDC protect and preserve property in the possession of WWW in which IDC has an interest.

13.0 - NOTICES All notices under this Agreement shall be in writing and given by express mail service with copy by facsimile addressed to the parties at the addresses immediately below or to such other address of which either party may advise the other in writing. Notices will be deemed given when sent.

            If to IDC:

                             InterDigital Communications Corporation
                             781 Third Avenue
                             King of Prussia, Pennsylvania 19406
                             Attention: General Counsel
                             Phone:  (610) 878-7800
                             Fax:    (610) 992-9432

            With a copy to:

                             Technical Liaison

            If to WWW:



                  Attention: ______________________________
                             Phone: (____) ________________
                             Fax: (____) __________________

                  With a copy to:

                              Technical Liaison

14.0 - CHANGE OF PRODUCT IDC shall have the absolute right without advance notice to WWW to change or modify any TrueLink(TM) equipment in a manner which does not change its functionality or performance characteristics. IDC shall have the absolute right at any time upon ninety (90) days prior notice to WWW to cease to manufacture and sell or otherwise supersede the TrueLink(TM) equipment. IDC shall have no liability to WWW with respect to any such change.

15.0 - NEW OR ENHANCED PRODUCT It is understood that WWW intends to ultimately expand its service it provides to its subscribers to MMDS services including POTS and ISDN services as described in SCHEDULE - A. As such migration becomes available from IDC, IDC agrees to offer and provide WWW the ability and assistance to migrate from the capabilities of the "TrueLink(TM) equipment" supplied hereunder to such MMDS capable equipment, upon reasonable terms and conditions.

16.0 - TRADEMARK AND PUBLIC DISCLOSURES WWW agrees to keep the information contained in this Agreement, and the negotiations preceding it in confidence.

      However, it is understood that WWW may wish to disclose and/or make public milestones and the like pursuant to this Agreement and to that end, WWW agrees to provide IDC with a copy of any proposed disclosure and to allow IDC to make modifications thereto in order to ensure the accuracy thereof, including correct and appropriate use of IDC trademarks or TrueLink(TM) descriptions, specifications or performance. WWW agrees to provide such proposed disclosure in sufficient time to allow IDC to do such.

      WWW agrees that both during the term of this Agreement and after termination thereof, WWW will not use any trademark, service mark or trade name of IDC or terms similar thereto in connection with the business of WWW without the review and written approval of IDC.

17.0 - MISCELLANEOUS The headings in the Agreement are included for convenience only and shall not be construed as limiting in any manner.

      Failure to enforce any of the terms and conditions of this Agreement shall not be deemed a waiver of any rights and privileges that a party has under this Agreement. In order for there to be a waiver of any term or condition of this Agreement, such waiver must be in writing and signed by the party making the waiver.

      This Agreement shall be fairly interpreted in accordance with its terms and conditions and the terms and conditions shall not be strictly interpreted in favor of or against either party. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neuter gender shall include the other.

      Either party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party; provided that, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure.

      IDC does not grant to WWW any right or license under any INTELLECTUAL PROPERTY RIGHTS other than those rights specifically set forth herein.

      In the event of a conflict of terms as between this Agreement proper and either SCHEDULE-A or SCHEDULE-B, the terms of this Agreement proper shall prevail.

18.0 - ARBITRATION All issues concerning the interpretation, validity and performance of this Agreement for non-Patent or non-Copyright-related rights shall be governed by the laws of the Commonwealth of Pennsylvania as if this Agreement was negotiated, executed and fully performed entirely within the State.

      IDC and WWW waive court litigation of disputes arising under this Agreement, and agree to resolve any such disputes through binding arbitration in King of Prussia, Pennsylvania. Both parties wish to complete arbitration proceedings as expeditiously and as cost effectively as possible, preferably within one hundred twenty days from initiation of
proceedings.   The arbitration shall be governed by the United States
Arbitration Act, 9 U.S.C. Sections 1-16, and any award arising from the arbitration can be enforced in a court of law having subject matter and personal jurisdiction.

      Arbitration shall be conducted in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator. The arbitrator shall render his or her decision strictly in accordance with the terms and provisions of this Agreement. The arbitrator should have no authorization to award any punitive or consequential damages. The arbitrator shall render a decision by stating reasons therefor in a written opinion. Arbitration shall be a private proceeding between the parties and it shall have no collateral estoppel effect with respect to non-parties.

      The arbitrator shall be an attorney having at least ten (10) years experience in relevant wireless local loop technology. If the parties cannot agree on an arbitrator, then one will be picked by the Center for Public Resources from its list of arbitrators having such qualifications who are not retained or regularly employed by IDC or WWW, or any of the respective parties competitors.

      If any accounting is ordered after a determination of liability, then such accounting shall be conducted by a Certified Public Accountant mutually agreeable to the parties, or if there is no agreement, one appointed by the arbitrator, whose CPA firm is not engaged by IDC or WWW, or any of the respective parties competitors.

      The costs payable to the Center for Public Resources, the arbitrator or the Certified Public Accountant immediately above shall be equally shared by IDC and WWW.

      IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Agreement under seal effective as of the date last written below.

ATTEST:                                INTERDIGITAL COMMUNICATIONS
                                       CORPORATION



                                       By: /s/ William A. Doyle
                                           ------------------------------------
                                       William A. Doyle    Date August 12, 1997
                                       President


ATTEST:                                WORLDWIDE WIRELESS INC.


                                       By: /s/ Scot A. Wendel
                                           ____________________________________
                                       Scott A. Wendel     Date August 12, 1997
                                       Chief Operating Officer



                                SCHEDULE - A
                                ------------

                           TECHNICAL SPECIFICATION
                           -----------------------

      Initial frequency contemplated at being 1.8gHz;

Equipment Provided:

The Central Office Terminal (COT) and Radio Distribution Unit (RDU) equipment connect the TrueLink(TM) Radio Carrier Station (RCS) to the phone network switch. The RCSs are the "base stations". The Fixed Subscriber Units (FSUs) are installed at the customers premises. The Local Craft Terminals (LCTs) and Field Measurement Units (FMUs) are used for installation and system control.

The site, when completely built-out will consist of 1 RDU, 17 COTs, 5 LCTs, 2 RCSs, 500 FSUs and 2 FMUs.

Time Frame:

The equipment, and more importantly the system's operation, will be installed and made operational on a phased schedule. During this period service may be interrupted as RDU, COT and RCS capacity is increased and / or modified. The final schedule will depend on material availability, availability of installation personnel and system performance. Phases shall not be initiated until the installation and verification of system performance is verified for the previous stage.

The installation of the base station equipment will start on 31 January, 1998. By 28 February, 1998, the RDU, a COT for 30 users, an RCS, and 2 test FSUs will be installed and operating. It is anticipated the first residential user will be making phone calls by mid March.

Starting 3 March, 1998, the initial 10 FSUs will be installed and brought on-line in sequential order over a period of approximately 2 weeks. The installation schedule will then proceed as follows:

From 17 Mar. to 28 Mar.   10 additional users will be brought on-line, 2 at
                          a time.

From 31 Mar. to 11 Apr.   15 additional users, up to 3 at a time.

From 14 Apr. to 30 Apr.   20 additional users, up to 4 at a time.

From 1 May to 30 May      30 additional users, up to 5 at a time.

From 2 Jun. on            50 to 100 additional users per month, depending on
                          installers available and deployment area.

Provided Services / Capabilities

32 Kbit/s ADPCM - Voice call - with dial and D(TM)F capability.

64 Kbit/s PCM channel for up to 14.4 Kbit/s FAX and 28.8 Kbit/s modem data.

All equipment is supplied for indoor installation and use only.

Network interface will be 2 wire analog provided by conversion of V5.1 interface with COT. RCS Antenna height will be the maximum that WWW can provide. The RCS antenna will be omni-directional.

      The FSU antenna height shall not extend beyond the roof line, except where an existing TV antenna mast can be used, unless permission of the owner is granted. There may be situations where a "line of sight" antenna installation aimed toward the base station will not be possible without extending above the roof line.

      The FSU will require 120 VAC, 60 Hz at a maximum of 30 watts. IDC will assume no responsibility for installation or upgrading of customer's electrical service or outlets.

Miscellaneous

      Subsequent to Beta-site installation, the capability for POTS (as that term is used in the industry), and thereafter ISDN data capability, upon terms and conditions as agreed upon at that time between the parties.



                                SCHEDULE - B
                                ------------

                        TERMS AND CONDITIONS OF SALE
                        ----------------------------


      THIS CONTRACT AND THESE TERMS AND CONDITIONS, WHEN ACCEPTED BY THE PURCHASER EXPLICITLY, BY ACCEPTANCE OF GOODS OR OTHERWISE, SHALL CONSTITUTE AGREEMENT BETWEEN VENDOR AND PURCHASER, AND SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE INTERNAL LAWS OF THE COMMONWEALTH OF
PENNSYLVANIA, AND THE UNITED STATES OF AMERICA.

      1. Delivery and Delay. All quoted delivery dates and/or periods are approximate. The delivery periods shall commence when Vendor shall have acknowledged receipt of complete specifications and/or applicable documents required to effect shipment, such as letter of credit, import license, exchange permit, shipping instructions, etc. Risk of loss or damage in transit shall pass to the purchaser at the point where Vendor has fulfilled its obligations under the shipping term specified in this contract. To the extent legal title to the goods shall be deemed by law to pass to the purchaser at the time of delivery to the freight forwarder and prior to performance of all of the purchaser's obligations hereunder, equitable title shall remain in Vendor until payment in full of the purchase price, and the purchaser shall grant, and by acceptance of the goods shall be deemed to have granted, to Vendor a first security interest and charge in all goods to secure payment of the purchase price and other amounts owing by the purchaser and performance of all the purchaser's obligations under this contract of sale. Vendor may reclaim any goods delivered to the purchaser or in transit if the purchaser shall fail to make payments when due.

      Vendor reserves the right to make delivery in installments, unless otherwise expressly stipulated in this contract; and all such installments, when separately invoiced, shall be paid for when due per invoice, without regard to subsequent deliveries. Delay in delivery of any installment shall not relieve the purchaser of its obligations to accept remaining deliveries.

      Vendor shall not be liable for any damage as a result of any delay due to any cause beyond Vendor's reasonable control, including but not limited to any act of God, act of purchaser, embargo or other governmental act, regulation or request, fire, accident, strike, slow-down, war, riot, delay in transportation, delayed delivery by suppliers, and inability to obtain necessary labor and materials. In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay.

      Claims for shortages or other errors must be made in writing to Vendor within thirty (30) days after receipt of shipment, and failure to give such notice shall constitute unqualified acceptance and a waiver of all such claims by the purchaser.

      2. Descriptive Literature and Substitutes. Catalogues, product brochures, photographs, and other illustrations are a general representation of the products offered but shall not be taken as precise and shall not form part of this contract.

      3. Storage. If the products are not shipped within fifteen (15) days after notification to the purchaser that they are ready for shipping, for any reason beyond Vendor's reasonable control, including the purchaser's failure to give shipping instructions, Vendor may store such products at the purchaser's risk in a warehouse or yard or on Vendor's premises: and the purchaser shall pay handling, transportation, and storage charges at the prevailing commercial rates on submission of invoices therefore.

      4. Price and Payment. The prices for the goods covered by this offer are Vendor's prices for such goods and/or services with (i) the exclusive Warranty of repair or replacement of defective parts as found in Paragraph 7 (Warranties) below, and (ii) the Exclusion of Consequential Damages and Disclaimer of Liability, as found in Paragraph 8 (Exclusion ...) below, including the disclaimer of negligence, strict liability, and other tort liability, enforceable against the purchaser. If the purchaser desires for Vendor to provide a greater or additional warranty and/or to be liable for some or all of the matters disclaimed in Paragraph 8 (Exclusion...), and/or to be liable for consequential or incidental damages, then the purchaser must notify Vendor before the purchaser accepts (or is deemed to accept) this offer pursuant to Paragraph 1 (Delivery and Delay), in which event Vendor will amend this offer to reflect higher sales prices reasonably compensating Vendor for assuming that additional exposure. In the absence of such a notification, by accepting this offer the purchaser is accepting such limitations and disclaimers in exchange for the lower prices set forth herein.

      All prices listed are payable in United States Dollars. Except as otherwise set forth in this offer, payment shall be by letter of credit. The purchaser shall, no later than sixty (60) days prior to each scheduled shipment date, cause to be issued for Vendor's benefit an irrevocable letter of credit in U.S. Dollars in the full amount of the purchase price, plus prepaid freight and insurance, such letter of credit (a) to be issued or confirmed by a prime U.S. bank acceptable to Vendor, (b) to be subject to and governed by the Uniform Customs and Practice for Documentary Credits (ICC Publication No. 400) and to be otherwise acceptable in form and substance to Vendor, and (c) to provide for payment to Vendor of the full amount of the purchase price plus prepaid freight in U.S. Dollars, on presentation by Vendor of sight drafts, Vendor's invoice, and such other documents as shall be required by the letter of credit at Vendor's U.S. bank. All banking and other charges for such letter of credit are for the account of the purchaser.

      Payment shall be "net 30"; terms of payment are cash in full no later than thirty (30) days from the date of shipment, without discount. Payments not made when due shall bear interest at the rate of one and one-half percent (1 1/2%) per month from date of shipment until paid in full. If, during the period of performance of an order, the financial condition of the purchaser is determined by Vendor not to justify the terms of payment specified, Vendor may demand full or partial payment in advance before proceeding with the work, or satisfactory security or guarantees that invoices will be promptly paid when due, or, at its option without prejudice to other lawful remedies, may defer delivery or cancel this contract. If delivery is deferred, the goods may be stored as provided herein and Vendor may submit a new estimate of costs for completion based on prevailing conditions. If the purchaser defaults on any payment when due, or in the event any voluntary or involuntary bankruptcy or insolvency proceedings involving the purchaser are initiated by or against the purchaser, then the whole contract price shall immediately become due and payable on demand, or Vendor, at its option without prejudice to its other lawful remedies, may defer delivery or cancel this contract.

      5. Taxes and Other Charges. Any manufacturer's tax, occupation tax, use tax, sales tax, excise tax, value-added tax, duty, custom, inspection or testing fee, or any other tax, fee, or charge of any nature whatsoever imposed by any governmental authority on or measured by the transaction between Vendor and the purchaser shall be paid by the purchaser in addition to the prices quoted or invoiced. In the event the Vendor is required to pay any such tax, fee, or charge, the purchaser shall reimburse Vendor therefor.

      6. Shipment. Except as otherwise stated hereon, prices are F.O.B. King of Prussia, Pennsylvania USA and any charges Vendor may be required to pay or collect with respect to the sale, purchase, delivery, storage, processing, use, consumption, or transportation of the goods shall be for the purchaser's account.

      Method and route of shipment will be at the discretion of Vendor unless the purchaser shall specify otherwise, and any additional expense of the method or route of shipment specified by the purchaser shall be borne by the purchaser.

      7. Warranties. Vendor warrants equipment and parts manufactured by it and supplied hereunder to be free from defects in materials and workmanship (or if software, free from material defects) for a period of twelve (12) months from date of shipment. If within such period any such equipment or parts or software shall be proved to Vendor's satisfaction to be so defective, such equipment or parts or software shall be repaired or replaced at Vendor's option. Vendor's warranty obligations shall be limited to such repair or replacement, shall be purchaser's exclusive remedy hereunder, and shall be conditioned on Vendor's receiving written notice of any alleged defect within ten (10) days after its discovery and, at Vendor's option, return of such items to Vendor's factory, Duty Paid. This warranty shall not apply to equipment or parts or software not manufactured by Vendor or to equipment or parts or software which shall have been subject to modification, negligence, accident, damage by circumstances beyond Vendor's control, or improper operation, maintenance, modification, or storage, or to other than normal use or service. With respect to equipment and parts and software not manufactured by Vendor, the warranty obligations of Vendor shall in all respect conform and be limited to the warranty extended to Vendor by its supplier.

      THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. This exclusive remedy shall not be deemed to have failed its essential purpose so long as the Vendor is willing and able to replace defective products or issue a credit to the purchaser within a reasonable time after the purchaser proves to Vendor that a defect is involved.

      The warranties in this Clause are personal to Purchaser and are non-assignable and non-transferable. Further, these warranties do not apply to defects not caused by Vendor (such as acts of God, abuse, misuse, vandalism or improper installation or operation, unusual physical or electrical stress, accident, neglect, or any Force Majeure as defined herein), nor to Equipment or Materials which have been altered or improperly repaired by a party other than Vendor or persons expressly authorized to alter or repair Equipment or Materials on behalf of Vendor. These warranties also exclude any problems directly or indirectly related to interfaces, interconnections or protocols not supplied by Vendor.

      8. Exclusion of Consequential Damages and Disclaimer of Liability. Vendor's liability with respect to breaches of warranty shall be limited as provided in Paragraph 7 (Warranties) hereof. With respect to other breaches of this contract, Vendor's liability shall in no event exceed the contract price. VENDOR SHALL NOT BE SUBJECT TO AND DISCLAIMS: (1) ANY OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF BREACH OF CONTRACT OR OF WARRANTY;
(2) ANY OBLIGATIONS WHATSOEVER ARISING FROM TORT CLAIMS (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ARISING UNDER OTHER THEORIES OF LAW WITH RESPECT TO PRODUCTS SOLD OR SERVICES RENDERED BY VENDOR, OR ANY UNDERTAKINGS, ACTS, OR OMISSIONS RELATING THERETO; AND (3) ALL CONSEQUENTIAL, INCIDENTAL, AND CONTINGENT DAMAGES WHATSOEVER. Without limiting the generality of the foregoing, Vendor specifically disclaims any liability for penalties (including administrative penalties), special or punitive damages, damages for lost profits or revenues, loss of use of products or any associated equipment, cost of capital, facilities, or services, downtime, shut-down, or slowdown costs, spoilage of material, or for any other types of economic loss.

      9. Technical and Other Information. Any sketches, models, samples, or designs submitted by Vendor shall remain the property of Vendor and shall be treated as confidential information unless the Vendor has in writing indicated a contrary intent. No use or disclosure of such sketches, models, and samples, or any design or production process or techniques revealed thereby, shall be made without the express written consent of the Vendor.

      CONFIDENTIAL INFORMATION shall mean information and data of a confidential nature, including but not limited to proprietary, technical, developmental, marketing, sales, operating, performance, cost, know-how, business and process information, computer programming techniques, and all record-bearing media containing or disclosing such information and techniques which is disclosed pursuant to this AGREEMENT. CONFIDENTIAL INFORMATION shall include any samples, models or prototypes, or parts thereof. CONFIDENTIAL INFORMATION includes all work product generated during the course of performance of this Agreement.

      TRADE SECRET shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      All CONFIDENTIAL INFORMATION delivered pursuant to this Agreement shall, if in written or physical form, be marked "Confidential" or similarly labeled by Vendor before being turned over to Purchaser; shall not be distributed, disclosed, or disseminated in any way or form by Purchaser outside its business organization (with the exception that such distribution, disclosure or dissemination to an associated company is acceptable hereunder, provided the associated company agrees in writing to Vendor to be bound by the terms and conditions of this Agreement), without the prior written consent of Vendor; shall be maintained in confidence, and may only be disclosed to those employees of Purchaser which are informed of the confidentiality obligations of this Agreement and who have a need to know the CONFIDENTIAL INFORMATION for the purposes described above; and shall not be used by Purchaser for any purposes, except as expressly stated herein, without the express prior written permission of Vendor.

      The obligations of the immediately preceding paragraphs shall not apply, however, to any information which: is already in the public domain at the time of disclosure or later becomes available to the public through no breach of this Agreement by Purchaser; was, as between Purchaser and Vendor, lawfully in Purchaser's possession prior to receipt from Vendor without obligation of confidentiality; or is received by Purchaser independently from a third party free to disclose lawfully such information to the Purchaser without any obligation of confidentiality.

      Unless mutually agreed otherwise in writing, Purchaser's obligations hereunder with respect to CONFIDENTIAL INFORMATION which do not constitute TRADE SECRETS shall terminate ten (10) years from the date of the receipt thereof by the Purchaser. Confidentiality obligations for TRADE SECRETS shall survive for the life of the Trade Secret. Confidentiality obligations shall survive termination of this Agreement.

      10. Purchaser's Property. Any property of the purchaser placed in Vendor's custody for performance of this contract is not covered by insurance, and no risk is assumed by Vendor in the event of loss or damage to such property by fire, water, burglary, theft, civil disorder, or any accident beyond the reasonable control of the Vendor.

      11. Force Majeure. Vendor shall not be liable for any loss or damage as a result of Vendor's delay in or failure of delivery due to (i) any cause beyond Vendor's reasonable control; (ii) any act of God, act of the purchaser, embargo or other governmental act, authority, regulation or request, fire, theft, accident, strike, slowdown, or other labor disturbance, war, riot, delay in transportation; (iii) inability to obtain necessary labor, materials, components, supplies, or facilities; or (v) inability to obtain necessary export licenses, import licenses, exchange permits, etc. Should any of the aforementioned events of force majeure occur, Vendor, at its option, may cancel the purchaser's order with respect to any undelivered goods or extend the delivery date for a period equal to the time lost because of delay. Notice of such election shall be given promptly to the purchaser. In the event Vendor elects to so cancel the order, Vendor shall be released of and from all liability for failure to deliver the goods, including, but not limited to, any and all claims on behalf of the purchaser for lost profits, or for any other claim of any nature which the purchaser may have. If shipping or progress of the work is delayed or interrupted by the purchaser, directly or indirectly, the purchaser shall pay Vendor for all addition charges resulting therefrom.

      12. Separability. If any provisions of these Terms and Conditions of Sale supplemented as provided herein shall be deemed illegal or unenforceable, such illegality or unenforceability shall not effect the validity and enforceability of any legal and enforceable provisions hereof which shall be construed as if such illegal and unenforceable provision or provisions had not been inserted herein, unless such illegality or unenforceability shall destroy the underlying business purpose of these Terms and Conditions.

      13. Software License. All software products used in, for or in connection with the equipment, parts, subsystems or derivatives thereof (the "System") purchased hereunder, in whatever form, including, without limitation, source code, object code, microcode and mask works, including any computer programs and any documentation relating to or describing such software, such as, but not limited to logic manuals and flow charts provided by Vendor, including instructions for use of the software and formulation of theory upon which the software is based, is furnished to the purchaser only under a personal, non-exclusive, non-transferable license solely for purchaser's own use only on the System equipment furnished to purchaser by Vendor.

      The software may not be copied or modified, in whole or in part, for any purpose whatsoever. The software may not be reversed, compiled, disassembled or otherwise reverse engineered in whole or in part.

      No title to or ownership of the software or any of its parts is transferred to purchaser or end user. Title to all patents, copyrights, trade secrets and any other applicable rights shall remain in Vendor.

      The term of the paid up license for the software is from the date first above written to such time as purchaser or end user discontinues use of the applicable software on the System Equipment described herein.

      Notwithstanding the foregoing, Vendor shall have the right to terminate purchaser's or end user's license and retake possession of the System if purchaser or end user fails to pay any and all required license fees, any other payments due to Vendor by purchaser or end user for purchase, lease or use of the System, or otherwise fails to comply with these terms and conditions.

      14. Hold Harmless and Limitation of Liability. All persons furnished or utilized by Purchaser pursuant to this Agreement shall be considered solely Purchaser's employees or agents and Purchaser shall be responsible for compliance with all laws, rules, and regulations including, but not limited to, employment, labor, working conditions, payment of wages, and payment of taxes, such as unemployment, social security and other payroll taxes, including applicable contributions from such persons when required by law.

      Purchaser shall save, indemnify and hold harmless Vendor its officers, directors, employees, successors and assigns, against all losses, damages, or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense (for litigation or out of court settlements), whether direct or indirect, that they, or any of them, may sustain or incur as a result of any acts or omissions of Purchaser or any of its directors, officers, employees, or agents, including, but not limited to, (1) breach of any of the provisions of this Agreement, (2) negligence or other tortious conduct, (3) representations or statements not specifically authorized by the Vendor herein or otherwise in writing, (4) violation by Purchaser (or any of its directors, officers, employees or agents) of any applicable law, regulation, or order in the United States.

      15.  INSURANCE OF THE PROJECT

      Vendor shall insure the Equipment and Materials for each System, on a System by System basis, against all risks until Hand Over covering such System. Coverage shall include transit insurance, warehouse and storage, inland transportation, builders all-risk and theft, all without gaps or exceptions, except to the extent such coverage may be commercially unavailable or inapplicable. Such insurance shall be procured by Vendor, upon terms and conditions consistent with sound commercial practice and shall insure the full value of the Equipment and Materials used for completion of the System so insured.

      Any indemnification received under such insurance shall be used to replace or repair any material damage or any loss of the Equipment and Materials so insured or shall be used to reimburse for the replacement or repair of such goods. Insurance shall include the cost of removal, demolition, reinstallation, replacement or re-erection (collectively "rework") of the Equipment and Materials and cover all services for such rework to the extent to that Vendor is responsible for such rework under this Contract.